                                                                     EXHIBIT 5.5



                        [Irell & Manella LLP Letterhead]


                                                              December 19, 2002

Herbalife International, Inc. and
Each of the subsidiaries listed on Schedule A hereto
1800 Century Park East
Los Angeles, California  90067

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York  10112

         Re: 11-3/4% Senior Subordinated Notes due 2010 of Herbalife International, Inc.

Ladies and Gentlemen:

         This opinion is furnished to you, Herbalife International, Inc. (the "Company"), the subsidiaries listed on Schedule A hereto and Chadbourne & Parke LLP, in connection with the Company's Registration Statement on Form S-4, No. 333-101188 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pertaining to the registration of $165 million in principal amount of the Company's 11-3/4% Series B Senior Subordinated Notes due 2010 (the "Series B Notes"). The Series B Notes will be offered in exchange for the Company's outstanding $165 million in principal amount of 11-3/4% Series A Senior Subordinated Notes due 2010 (the "Series A Notes" and collectively with the Series B Notes, the "Notes").

         The Series A Notes were initially purchased by UBS Warburg LLC ("UBS") pursuant to a Purchase Agreement, dated as of June 21, 2002, by and among the Company, UBS, WH Acquisition Corp. ("WH"), and the entities listed on the signature pages thereto as guarantors (the "Purchase Agreement").

         We have acted as special counsel for the subsidiaries of the Company listed on Schedule B hereto incorporated in California (the "Applicable Herbalife Guarantors") in connection with the transactions contemplated by the Purchase Agreement.

         For the purpose of rendering this opinion, we have reviewed the following documents (collectively, the "Loan Documents"):

         (a)      the Purchase Agreement;
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Herbalife International, Inc.
The subsidiaries on Schedule A hereto
Chadbourne & Parke LLP

December 19, 2002
Page 2

         (b) the Joinders to the Purchase Agreement dated as of July 31, 2002 executed by each of the Applicable Herbalife Guarantors (the "Purchase Agreement Joinders");

         (c) the Registration Rights Agreement dated as of June 27, 2002, among UBS, WH, WH Intermediate Holdings Ltd., WH Luxembourg Holdings SARL, WH Luxembourg Intermediate Holdings SARL and WH Luxembourg CM SARL (the "Registration Rights Agreement");

         (d) the Joinders to the Registration Rights Agreement dated as of July 31, 2002 executed by each of the Applicable Herbalife Guarantors (the "Registration Rights Agreement Joinders");

         (e) the Guarantee dated as of July 31, 2002 executed by each of the Applicable Herbalife Guarantors, guaranteeing the obligations under the Notes (the "Guarantees"); and

         (f) the Supplemental Indenture dated as of July 31, 2002 executed by each of the Applicable Herbalife Guarantors (the "Supplemental Indenture").

         We also have reviewed such other matters and documents as we have deemed necessary or relevant as a basis for this opinion. In our review, we have assumed, without investigation, the legal capacity of all natural persons signing documents in their respective individual capacities, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or reproduction copies, and the authenticity of the originals of such copies.

         Insofar as this opinion relates to factual matters, information with respect to which is in the possession of the Company or the Applicable Herbalife Guarantors, we have relied upon certificates, statements and representations of officers and other representatives of the Company and the Applicable Herbalife Guarantors.

         This opinion is limited to the laws of the State of California and we express no opinion as to the laws of any other jurisdiction (including, without limitation, the securities and blue sky laws of any such jurisdiction).

         Based upon the foregoing, and on the assumptions herein set forth, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. Each of the Applicable Herbalife Guarantors is a corporation duly formed, validly existing and in good standing under the laws of the State of California.
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Herbalife International, Inc.
The subsidiaries on Schedule A hereto
Chadbourne & Parke LLP

December 19, 2002
Page 3



         2. Each of the Applicable Herbalife Guarantors has all requisite corporate power and authority to execute, deliver and perform all of its obligations under the Purchase Agreement Joinder to which it is a party, the Registration Rights Agreement Joinder to which it is a Party, the Guarantee to which it is a party and the Supplemental Indenture, and each of the Applicable Herbalife Guarantors has all requisite corporate power and authority to perform all of its obligations under the Purchase Agreement and the Registration Rights Agreement.

         3. Each of the Applicable Herbalife Guarantors has duly authorized, executed and delivered the Purchase Agreement Joinder to which it is a party, the Registration Rights Agreement Joinder to which it is a party, the Guarantee to which it is a party and the Supplemental Indenture.

         We have assumed, with your permission, that no agreement or understanding that is not otherwise known to us exists between the Company or any of its subsidiaries and any other parties that would modify, supplement or amend any document reviewed by us.

         The opinions rendered herein are based upon applicable law and factual circumstances (including the state of our knowledge) as of the date of this opinion. We do not undertake, and hereby expressly disclaim, any obligation to inform you of changes in any applicable law or relevant legal principles of law, or changes in our interpretation of such law or principles, or factual circumstance (including the state of our knowledge) subsequent to the date of this opinion. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement. This opinion may not be relied upon by any other person for any other purpose or in any other context, or furnished to, used, circulated, quoted or referred to, or relied upon by, any person for any purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     IRELL & MANELLA LLP
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                                   SCHEDULE A


Herbalife International Do Brasil Ltda.
Herbalife (UK) Limited
Herbalife Europe Limited
Herbalife International Finland OY
Herbalife International of Israel (1990) Ltd.
Herbalife of Japan K.K.
Herbalife Internacional de Mexico, S.A. de C.V.
Herbalife Products de Mexico, S.A. de C.V.
Herbalife Sweden Aktiebolag
Herbalife China, LLC
Herbalife International of America, Inc.
Herbalife International Communications Inc.
Herbalife International Distribution, Inc.
Herbalife International of Europe, Inc.
Herbalife Taiwan, Inc.
Herbalife International (Thailand) Ltd.
WH Luxembourg CM S.a.R.L.
WH Luxembourg Intermediate Holdings S.a.R.L.
WH Luxembourg Holdings S.a.R.L.
WH Intermediate Holdings Ltd.
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                                   SCHEDULE B


Herbalife International Communications, Inc.
Herbalife International of America, Inc.
Herbalife International Distribution, Inc.
Herbalife International of Europe, Inc.
Herbalife Taiwan, Inc.
Herbalife International (Thailand), Ltd.